Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Technip Energies N.V. of our report dated November 10, 2020 relating to the financial statements of Technip Energies, a business of TechnipFMC plc, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Audit

Paris, France
February 9, 2021